Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Windstream Corporation of our report dated February 27, 2006, except as to Notes 12 and 14, for which the date is November 13, 2006, relating to the financial statements of The Wireline Division of Alltel Corporation, which appear in the Current Report on Form 8-K of Windstream Corporation dated November 14, 2006. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data of Windstream” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

November 13, 2006